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                                                                     EXHIBIT 3.1

                       CERTIFICATE OF INCORPORATION

                                       OF

                              QUALCOMM SPINCO, INC.


        The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:





        The name of this corporation is QUALCOMM SpinCo, Inc.


                                       I.

        The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.



                                       II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.


                                      III.

        A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is One million two hundred thousand (1,200,000) shares. One million (1,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). Two hundred thousand (200,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001).

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the


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designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                       IV.

        A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

        B. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitle to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.


                                       V.

        A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

        B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.



                                       VI.

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by


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statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.


                                      VII.

        The name and the mailing address of the Sole Incorporator is as follows:

                  NAME                            MAILING ADDRESS

                  RANDALL L. CLARK, ESQ.          4365 Executive Drive
                                                  Suite 1100
                                                  San Diego, California  92121

IN WITNESS WHEREOF, this Certificate has been subscribed this 24th day of June 1998 by the undersigned who affirms that the statements made herein are true and correct.




                                                   /s/ Randall L. Clark
                                                   --------------------
                                                   Randall L. Clark
                                                   Sole Incorporator

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